Exhibit 4.07

                    AMENDMENT TO DEBENTURE PURCHASE AGREEMENT
                         DATED AS OF SEPTEMBER 15, 1988

         Public Service Company of North Carolina, Incorporated, a South Carolina corporation, successor to Public Service Company of North Carolina, Incorporated, a North Carolina corporation (the "Company"), and the undersigned holder(s) of the principal amount(s) of the Company's 10.00% Senior Debentures due October 1, 2003 (the "Debentures") listed below, hereby agree as follows:

         1. Section 8.4(A)(2)(b) of the Debenture Purchase Agreement dated as of September 15, 1988 (the "Agreement") is hereby amended by substituting the following for subsection (b) in its entirety:

                  "(b) Consolidated Net Income Available for Fixed Charges would not be less than 175% of Fixed Charges, determined in each case with respect to the period of twelve consecutive calendar months ended next preceding the date of determination and, in the case of said Fixed Charges, determined on a pro forma basis as if the Debt proposed to be incurred (but not any Debt retired with the proceeds thereof) had been outstanding at all times during such twelve-month period; and".

         This Amendment may be executed by the Company by the undersigned, and will be effective only at such time as the consent of the holders of 66 2/3% of the aggregate unpaid principal amount of the Debentures at the time outstanding shall have been obtained.

         IN WITNESS WHEREOF, the Company and the undersigned holder(s) have caused this Amendment to be executed in their names or on their behalf by their respective authorized officer, all as of the date and year first above written.

                PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, a South Carolina corporation

                By: s/K. B. Marsh
                Its: Senior Vice President and Chief Financial Officer

                UMBTRU & CO.

                By:  UMB BANK (Nominee)
                                   s/Laurie Box
                UMB Bank, NA , Kansas City, Missouri
                Its:  Partner
                Amount of Debentures held: $300,000